UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

MEDICAL ACTION INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	0-13251	11-2421849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Expressway Drive South, Brentwood, New York		11717
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code (631) 231-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On June 7, 2012, the Company entered into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”), among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent and HSBC Bank USA, N.A., Sovereign Bank and Wells Fargo Bank, N.A. as co-documentation agents and the other lenders party thereto (the “Lenders”).

The Second Amended and Restated Credit Agreement, which is dated as of June 7, 2012, is being filed as an exhibit to this Current Report on Form 8-K, and is incorporated by reference into this Item 1.01.

The Second Amended and Restated Credit Agreement provides for a $51,000,000 secured term loan and a $25,000,000 revolving credit facility. Loans under the Second Amended and Restated Credit Agreement mature on June 30, 2014. The commitments of the Lenders to make revolving loans under the Second Amended and Restated Credit Agreement terminate on June 30, 2014. The term loans amortize in varying quarterly installments commencing September 30, 2012. As of June 7, 2012, $51,000,000 in term loans and $19,670,000 in revolving loans were outstanding under the Second Amended and Restated Credit Agreement.

Amounts outstanding under the Second Amended and Restated Credit Agreement will bear interest at a rate per annum equal to, at the election of the Company, (i) Reserve Adjusted Libor (as defined in the Second Amended and Restated Credit Agreement) plus a margin of 4.00% or (ii) an Alternate Base Rate (as defined in the Second Amended and Restated Credit Agreement) plus a margin of 3.00%. The Company is required to pay the Lenders a commitment fee at a rate per annum of 0.625% on the daily unused amount of the revolving credit facility commitments of such Lenders during the period for which the payment is made, payable quarterly in arrears.

The Second Amended and Restated Credit Agreement contains financial covenants relating to (1) maximum annual capital expenditures of $4,000,000, (2) a minimum fixed charge coverage ratio of 1.00 to 1.00 on a rolling four fiscal quarter basis, and (3) minimum earnings before interest, taxes, depreciation and amortization for certain specified quarterly periods through the maturity of the loans, including $3,000,000 for the fiscal quarter ending June 30, 2012, $7,500,000 for the two consecutive fiscal quarter period ending September 30, 2012, $13,750,000 for the three consecutive fiscal quarter period ending December 31, 2012, $18,000,000 for the four consecutive fiscal quarter period ending March 31, 2013 and $21,000,000 for the four consecutive fiscal quarter period ending June 30, 2013. The Second Amended and Restated Credit Agreement contains other restrictive covenants, including, among others, covenants limiting our ability to incur indebtedness, grant liens, guarantee obligations, sell assets, make loans and investments, and enter into merger and acquisition transactions, and a prohibition on declaring and making dividends. The Company has committed to certain post-closing conditions, including providing monthly financial statements, quarterly updates of financial projections, and filed mortgages on our North Carolina, West Virginia and Tennessee facilities.

In addition, a borrowing base has been added to the Second Amended and Restated Credit Agreement such that the total outstanding loans plus available commitments thereunder may not exceed the specified percentages of the value of eligible receivables, inventory, equipment and real property plus a permitted overadvance amount, all calculated at least monthly. In the event the outstanding principal amount of loans under the Second Amended and Restated Credit Agreement exceed this borrowing base, the Company would be required to prepay the excess.

Borrowings under the Second Amended and Restated Credit Agreement are collateralized by substantially all the assets of the Company and its subsidiaries.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 11, 2012, the Company notified The NASDAQ Stock Market LLC (“NASDAQ”) that the Board of Directors of the Company (the “Board”) has determined that Mr. Henry A. Berling does not satisfy the definition of “independent director” set forth in NASDAQ Stock Market Rule 5605(a)(2) and that, therefore, the Board is not comprised of a majority of independent directors as required by NASDAQ Stock Market Rule 5605(b)(1).

The Company expects that the size of the Board will be reduced from six members to five members effective as of the date of the 2012 Annual Meeting of Stockholders (the “Annual Meeting”), and the Board has determined that three of the five directors with terms continuing after the Annual Meeting are “independent directors” as such term is defined by the NASDAQ. Accordingly, the Company expects to regain compliance with NASDAQ Stock Market Rule 5605(b)(1) as of the completion of its Annual Meeting.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Second Amended and Restated Credit Agreement, dated as of June 7, 2012, by and among Medical Action Industries Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ John Sheffield
John Sheffield
Chief Financial Officer

Dated: June 13, 2012